# DNA BEVERAGE CORPORATION

Mr. Ron Ashley
Category Manager
Circle K Stores, Inc.
12911 North Telecom Parkway
Tampa, FL 33637

January 30, 2007

Dear Ron:

As per your request, below is an updated contract proposal for DNA Energy Drink® commitment and support for the 2008-9 calendar year. We are confident that the following points will cover what we discussed and agreed to at our last meeting. If we have omitted an item or addressed the issue other than what we discussed, please let us know and we would be happy to discuss. **All terms and conditions of this agreement will run from February 1st 2008 thru April 30th 2009.**

- Initial free goods will be one (1) case of each SKU per store, three (3) cases per store free maximum, one time deal.
  - We agree to make a cash payment which would be $25.99 * 3 cases = $77.97 per store. Assuming 100 percent compliance by May 1st 2008 and based on 425 locations, payment equates to $33,137.25. If by May 1st any stores that are not set to plan-o-gram, will be deducted from the payment due. Same scenario and calculations will hold true for Texas, Alabama and Louisiana upon launch of DNA Energy Drink.
  - Circle K will maintain a minimum of three facings in plan-o-gram and on store shelves for the time frame beginning February 1st 2008 thru April 30th 2009.
- DNA Energy Drink Featured Item Programs:
  - Taking your suggestion and as agreed to at our meeting, in lieu of deep discounting for reduced retails, DNA will increase funds to our marketing plan which will build additional brand awareness and enhance product movement off the shelves. Again, we would *PLEASE* like to suggest at least a twenty cents per can lower retail than the 16 oz category leader to simulate trial at store level. $1.99 retail will still maintain strong margins for Circle K.

508 Northwest 77th Street
Boca Raton, Fl. 33487
954.970.3826 / 954.970.0309 fax

# DNA BEVERAGE CORPORATION

- Rebate Program: 2008 Calendar
  - DNA will rebate Circle K $0.25 per case on the first 50,000 cases sold and $0.50 per case on all cases sold over 50,000 case mark. Rebate is to be paid quarterly within 30 days of quarter ending.

- Heavy sampling in and around all Circle K stores in order to generate customer traffic into each Circle K location. DNA has four consumer educators in North Florida, four in the Orlando area two in the Tampa area and two in South Florida to grow the "cans in hands" sampling program. In addition, we also have our Business Development Representative who will manage and direct the sampling teams focus at and around all Circle K stores.

- Circle K's logo on the DNA Energy Drink® sponsored 53' moto-cross race team vehicle and team motorcycles, at all events touring Circle K's Florida and Gulf Coast Region during the term of this agreement. Moto-cross race team available at Circle K store locations to coincide with scheduled appearances (schedule to be provided) throughout the states in your region, in addition to our professional surf and stake board athletes.

- Action sports apparel items available for in-store promotions. (i.e. Race helmets and jerseys as well as surf boards, signed by our athletes). We will work closely with your marketing staff to coordinate and obtain approval prior to any and all programs or events cross promoted with Circle K.

- Front line everyday pricing at $25.99 for all 16 oz DNA products delivered to Circle K Florida and Gulf Coast locations for the duration of this contract.

| | |
|---|---|
| Circle K: [signature] | DNA Beverage Corp.: [signature] |
| Date: 4/24/08 | Date: 4/24/08 |
| Title: Category Manager | Title: Pres. |

Ron, please let me know if the above document meets your needs and covers all points we discussed at our last meeting.

Yours truly,

John Duva
Vice President of Sales
DNA Beverage Corporation
954.970.3826
954.970.0309 fax
954.520.8156 cell

DNA Energy Drink commitment and support for the 2009-10 calendar year. **This agreement will run from May 1st 2009 thru April 30th 2010.**

- DNA will provide the value of free goods equating to one (1) case of each SKU per store, three (3) cases per store free maximum.

  -We agree to make equal quarterly cash payments which would total [redacted] x 3 cases [redacted] per store. First payment would be by June 3rd, 2009, second by September 2nd, 2009, third by December 2nd, 2009 and the last payment by March 3rd, 2010.

  -Circle K will maintain a minimum of three facings in plan-o-gram and on store shelves for the time frame beginning **May 1st 2009 thru April 30th 2010.** EST 4/30/10

  -DNA requests consideration for the remaining store sets of the 5 door or less planogram to include DNA.

- DNA Energy Drink featured Item Programs:
  -In lieu of deep discounting for reduced retails, DNA will continue funding our marketing plan which will continue to build additional brand awareness and enhance product movement off the shelves. We would request to maintain the retail price as well as maintain a promotion schedule which will allow a minimum of three promotions during the duration of this agreement.
  -DNA will rebate Circle K [redacted] per case on the first 25,000 cases sold and [redacted] per case on all cases sold over 25,000 case mark. Rebate is to be paid quarterly within 30 days of quarter ending.
- Sampling in and around Circle K stores in order to continue to generate customer traffic will be strategically scheduled throughout the year around several strategically scheduled radio campaigns highlighting availability in Circle K. DNA has consumer educators placed throughout Florida to maintain the "cans in hands" sampling program. In addition, we also have our Grass Roots Beverage Consumer Educator Manager who will manage and direct the sampling teams focus at and around all Circle K stores supporting the brand. **All Activity described above is subject to Circle K approval prior to activation.**
- Circle K's logo on the DNA Energy Drink sponsored 53' moto-cross race team vehicle and team motorcycles, at all events touring Circle K's Florida and Gulf Coast Region during the term of this agreement. Moto-cross race team available at Circle K store locations to coincide with scheduled appearances (schedule to be provided) throughout the states in your region, in addition to our professional surf and skate board athletes. **All Activity described above is subject to Circle K approval prior to activation.**
- Front line everyday pricing at [redacted] for all 16 oz DNA products delivered to Circle K Florida Region for the duration of the contract.

| | |
|---|---|
| Circle K: [signature] | DNA Beverage Corp.: [signature] |
| Date: 4/23/09 | Date: 4/23/09 |
| Title: Category Manager | Title: V.P. SALES |